EXHIBIT 10.28

Employment Release Agreement

This Employment Release Agreement (the “Agreement”) is between UNITED FIRE GROUP, INC., an Iowa corporation (“United Fire”), and DIANNE M. LYONS, a resident of Iowa (“Ms. Lyons”).

1.Separation Date. Ms. Lyons’ employment with United Fire ended effective November 14, 2014.

2.Consideration. United Fire shall pay Ms. Lyons the gross sum of $426,375.09, less necessary withholdings and deductions. This consideration will be paid in equal installments beginning on the first payroll date of United Fire that is eight (8) days or more following Ms. Lyons’ signing of this Agreement and ending on the last payroll date of United Fire in December of 2015, provided that Ms. Lyons does not revoke her signature as permitted in Section 10. If Ms. Lyons should die before all of the payments required under this Section 2 have been made, United Fire agrees to make all remaining payments due and payable after her date of death to Ms. Lyons’ daughter, Kristin Ristine. Ms. Lyons’ United Fire health, pharmacy and dental insurance benefits will be continued through December 31, 2014. Ms. Lyons will be able to continue her health and dental insurance coverage as provided by COBRA. These payments represent consideration in addition to anything of value to which Ms. Lyons is already entitled.

3.Consulting and Non-Competition. Ms. Lyons agrees to provide reasonable consulting services to United Fire at its request, and without additional compensation, through March 15, 2015, for up to five (5) hours per week. Such services will be rendered via telephone, electronic mail or mail. Ms. Lyons further agrees that prior to January 1, 2016, she will not directly or indirectly engage in competition with United Fire as an employee, independent contractor, consultant, director, or in any other role with any property and casualty insurance company, life insurance company or annuity company in the United States (“Competitive Business”), provided that nothing in this provision shall restrict Ms. Lyons from owning up to five percent (5.0%) of publicly traded stock in one or more public companies engaged in a Competitive Business. For the avoidance of doubt, the parties agree that Ms. Lyons may serve as an employee, independent contractor, consultant or director of an insurance agency that does not itself issue property and casualty insurance policies, life insurance policies or annuities without violating this Section 3.

4.Property. Ms. Lyons agrees to return to United Fire all United Fire property in her possession; provided, however, that United Fire agrees that Ms. Lyons may retain her laptop computer, mobile telephone and mobile telephone number. Ms. Lyons agrees that United Fire may inspect the laptop computer and mobile telephone to confirm that all United Fire data has been removed therefrom.

5.Releases.

a. Release by Ms. Lyons. In consideration of the compensation provided for in this Agreement, Ms. Lyons, for herself and her heirs and assigns, and for any other person acting by or through Ms. Lyons, hereby releases United Fire, its subsidiaries, divisions, predecessors, affiliates, successors and assigns, and their past and present directors, officers, employees and agents from any and all claims, known or unknown, arising in any manner whatsoever from, or in any way related to Ms. Lyons’ employment with United Fire, including but not limited to claims arising under Title VII of the Civil Rights Act of 1964, the Iowa Civil Rights Act, and federal or state common law or statutory claims for wrongful termination, wage claims of any nature (including without limitation any claims for earned wages, vacation pay, sick pay or bonus), expenses owed, tort, breach of contract, defamation, retaliation, and any other law, order or regulation pertaining to employment or discrimination in employment, and to the extent permitted by law, agrees not to institute any actions, demands, claims or suits in state or federal court, or with any state, federal or local governmental agency or with any administrative or advisory agency for any claim available at the time of the execution of this Agreement, related in any way to her employment with United Fire. Ms. Lyons acknowledges that the additional compensation being provided by this Agreement is expressly conditioned upon Ms. Lyons’ execution of this Agreement. Notwithstanding the foregoing, this Agreement does not release: (i) any claims for breach of this Agreement; (ii) any claims that Ms. Lyons may have for vested benefits or continuation of benefits under COBRA under any United Fire employee benefit plans; (iii) any claims or rights under any equity incentive plans; and (iv) any claims or rights to indemnification, including any rights Ms. Lyons may have under directors’ and officers’ insurance policies and rights or claims of contribution or advances and expenses to which Ms. Lyons is entitled in her capacity as an officer of United Fire under its Bylaws or otherwise.

b.Release by United Fire. In consideration of the execution by Ms. Lyons of this Agreement, United Fire, for itself and its assigns, hereby releases Ms. Lyons, her heirs and assigns, from any and all claims, known or unknown, arising in any manner whatsoever from, or in any way related to Ms. Lyons’ employment with United Fire, including but not limited to, tort, breach of contract, and any other law, order or regulation, and to the extent permitted by law, agrees not to institute any actions, demands, claims or suits in state or federal court, or with any state, federal or local governmental agency or with any administrative or advisory agency for any claim available at the time of the execution of this Agreement, related in any way to Ms. Lyons’ work for or employment with United Fire; provided, however that this Section 5(b) does not release the following claims: (i) claims for breach of this Agreement; or (ii) claims relating to illegal acts by Ms. Lyons, or intentional or knowing wrongful acts or omissions of Ms. Lyons, in either case to the extent occurring in the performance of her duties and relating to or affecting the internal controls, financial accounting or financial reporting of United Fire or any subsidiary or affiliated company of United Fire, except if and to the extent the subject matter of the claim has been disclosed by Ms. Lyons to the Board of Directors of United Fire prior to the date hereof (collectively, any such acts or omissions are referred to herein as “Undisclosed CFO Matters”).

6.Specific Waiver of Certain Rights and Claims by Ms. Lyons. In consideration of the compensation provided by United Fire under this Agreement, Ms. Lyons specifically waives any claims which she has or may have under the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, any successor thereto, or any similar law. Ms. Lyons does not waive any rights or claims that may arise after the date of this Agreement. Ms. Lyons does not waive the right to participate in any investigation or proceeding.

7.Confidentiality. Ms. Lyons agrees to keep confidential all information she has gained by virtue of her employment with United Fire. The foregoing confidentiality obligation shall not extend to information that: (a) is or becomes generally available to the public, other than as a result of a disclosure or other fault by Ms. Lyons or any of Ms. Lyons’ representatives in violation of this Agreement; (b) was rightfully in Ms. Lyons’ possession free of any obligation of confidence before, at or subsequent to the time such Ms. Lyons obtained such information from United Fire; (c) was developed by Ms. Lyons independently of and without reference to any information communicated to Ms. Lyons by United Fire; or (d) was communicated by United Fire to an unaffiliated third party free of any obligation of confidence. The obligations of this Section 7 shall not prohibit Ms. Lyons from complying with valid legal process (with notice to the Company of receipt of a request or subpoena) or from providing information, in confidence, to her attorneys, accountants or financial advisors.

8.Mutual Non-Disparagement. Ms. Lyons agrees not to in any way disparage United Fire or any affiliate or representative of United Fire, and agrees not to publish in any way any information related to United Fire or any affiliate or representative of United Fire. United Fire agrees not to in any way disparage Ms. Lyons, and agrees not to publish in any way any information related to Ms. Lyons, except (i) that in the event of an Undisclosed CFO Matter, the foregoing obligation shall not apply to statements of United Fire in any administrative, court or arbitration proceeding or investigation relating thereto, or (ii) to the extent required by law.

9. 21-Day Consideration Time Period. United Fire agrees that Ms. Lyons has twenty-one (21) days from the original date of presentment of this Agreement to consider whether or not to execute this Agreement. Ms. Lyons acknowledges that she has been advised of that fact and has received advice of counsel concerning the negotiation and execution of this Agreement.

10.Revocation. Ms. Lyons shall have a period of seven (7) days after signing this Agreement to revoke the Agreement and the Agreement shall not become effective until after this time period has passed. Ms. Lyons understands that if she revokes this Agreement, all of United Fire’s obligations to her will immediately cease, and United Fire will owe her nothing further under this Agreement. United Fire will have no obligation to perform the obligations hereunder until the period specified above has passed, without the written revocation of this Agreement by Ms. Lyons delivered to Tim Spain or his designee.

11.Review by Counsel. Ms. Lyons has been and is hereby advised of the right to have this Agreement reviewed by legal counsel of her choice at her expense.

12.No Admission of Liability. This Agreement is not and shall not in any way be construed as an admission by United Fire, its officers, directors, employees or affiliates, of any unjustified, wrongful or unlawful acts, but constitutes a good faith settlement of disputed claims, and United Fire specifically disclaims any liability to Ms. Lyons on the part of itself, its officers, employees, directors, and affiliates. The parties have entered into this Agreement for the sole purpose of resolving disputed claims.

13.Certification. Ms. Lyons certifies that she has reported to or previously advised United Fire, in writing (which for the purposes of this Section 13, shall include electronic mail), of any knowledge she has regarding actual violations of law or regulations by United Fire or any employee of United Fire, including but not limited to those laws and regulations administered by any applicable insurance regulatory body, the DOL, NLRB, SEC, OSHA, EPA, EEOC, or FTC.

14.Understanding of Terms. Ms. Lyons and United Fire acknowledge that they have read the above and fully understand the terms, nature and effect of this Agreement, which they voluntarily execute in good faith.

12/26/2014                /s/ Dianne M. Lyons
Date                    DIANNE M. LYONS

UNITED FIRE GROUP, INC.

12/22/2014                By: /s/ Randy A. Ramlo
Print Name: Randy A. Ramlo
Title: President and CEO